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                                                                       Exhibit 7

         AUTOMATIC INDEMNITY REINSURANCE AGREEMENT AMENDED AND RESTATED
                             AS OF JANUARY 31, 2008

CEDING COMPANY: THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
               (hereinafter referred to as the "Ceding Company")

REINSURER:      LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED
               (hereinafter referred to as the "Reinsurer")

EFFECTIVE DATE: July 1, 2003

AMENDMENT DATE: January 31, 2008

Commencing on the Effective Date and any Amendment Date thereafter, the Ceding Company will submit and the Reinsurer agrees to accept the Ceding Company's Guaranteed Benefit (GB) risks as defined in Schedule A, associated with the Contracts listed in Schedule B, subject to the provisions of this Agreement.

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                                TABLE OF CONTENTS

ARTICLE I     DEFINITIONS                                                      1

ARTICLE II    AUTOMATIC REINSURANCE                                            2

ARTICLE III   PREMIUMS, PAYMENTS, EXPENSES AND REPORTING                       3

ARTICLE IV    ERRORS                                                           5

ARTICLE V     FORMS                                                            5

ARTICLE VI    REPRESENTATIONS, WARRANTIES AND COVENANTS                        5

ARTICLE VII   RECAPTURE PRIVILEGE                                              6

ARTICLE VIII  AUDIT AND INSPECTION                                             6

ARTICLE IX    CONFIDENTIALITY                                                  7

ARTICLE X     INSOLVENCY                                                       8

ARTICLE XI    PARTIES TO THE AGREEMENT                                         8

ARTICLE XII   DURATION AND TERMINATION OF AGREEMENT                            9

ARTICLE XIII  RESERVE CREDIT                                                   9

ARTICLE XIV   ARBITRATION                                                     13

ARTICLE XV    DEFERRED ACQUISITION COST TAX ELECTION                          14

ARTICLE XVI   ENTIRE AGREEMENT                                                14

ARTICLE XVII  MISCELLANEOUS                                                   15

SCHEDULE A    GB REINSURANCE BENEFITS                                         19

SCHEDULE B    CONTRACTS WITH ACCEPTED COVERAGES                               20

SCHEDULE C    PREMIUM RATE SCHEDULE                                           21

SCHEDULE D    REPORTS                                                         23

SCHEDULE E    ARBITRATION                                                     24


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                                    ARTICLE I
                                   DEFINITIONS

AGREEMENT means this Automatic Indemnity Reinsurance Agreement.

AMENDMENT DATE is January 31, 2008

BASE REINSURANCE PREMIUM(S) means the premium so designated and calculated as described in Schedule C.

CEDING COMPANY means The Lincoln National Life Insurance Company

CONFIDENTIAL INFORMATION means any and all information acquired by the Reinsurer or the Ceding Company prior or subsequent to the execution of this Agreement with the exception of either information readily available in the public domain or information acquired from sources other than the other party.

CONTRACT(S) means those specific annuity contracts enumerated in Schedule B.

EFFECTIVE DATE is July 1, 2003

EPRC means Reinsurer's expense, profit and risk charge, calculated as described in Article III, Section 5.

GAAP RESERVE(S) means the Ceding Company's net reserves calculated using U.S. Generally Accepted Accounting Principles ("GAAP") before reinsurance under this Agreement, less the Ceding Company's net reserves for GAAP purposes after reinsurance under this Agreement.

INDIVIDUAL POLICY means a Contract issued to a contractholder.

GB means Guaranteed Benefits and refers specifically to those guaranteed minimum death benefits and guaranteed living benefits specified in Schedule A.

LNAR means the living net amount at risk and is equal to the greater of the living benefit if provided for in the Contract minus the account value and zero.

MATERIAL CHANGE means a modification to a practice, procedure or condition that a prudent insurance executive would consider as likely to impact on experience under this Agreement.

MNAR means the mortality net amount at risk and is equal to the greater of the death benefit provided for in the Contract minus the account value and zero.

REINSURER is Lincoln National Reinsurance Company (Barbados) Limited

STATUTORY RESERVE(S) means the Ceding Company's net reserves for Indiana insurance regulatory purposes before reinsurance under this Agreement, less the Ceding Company's net reserves for


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Indiana insurance regulatory purposes after reinsurance under this Agreement.
For purposes of this Agreement, Statutory Reserves shall be computed on a basis consistent with the Ceding Company's Indiana insurance regulatory reporting valuation practices as of July 1, 2003. In particular, Statutory Reserves for guaranteed minimum death benefit risks issued prior to June 2, 2003 shall be computed without making a worst case assumption of maximum account value withdrawals when applying Actuarial Guideline XXXIV.

TREATY RESERVE(S) means the greater of the GAAP Reserve(s) and the Statutory Reserve(s).

TRUST ACCOUNT means the account established pursuant to the Trust Agreement.

TRUST AGREEMENT means that trust agreement among the Reinsurer, as grantor, the Ceding Company, as beneficiary, and Bank of New York, as trustee, entered into contemporaneously with this Agreement pursuant to Article XIII, Section 2, including any amendments and successor agreements thereto.

TRUSTEE means Bank of New York and its successors as trustee, if any, pursuant to the Trust Agreement.

                                   ARTICLE II
                              AUTOMATIC REINSURANCE

1.   CESSION

     Beginning with the Effective Date of this Agreement, the Ceding Company will cede and the Reinsurer will accept, subject to the limits and conditions set forth in this Agreement and the attached Schedules, reinsurance of a quota share equal to 100% of the GB risks attached to the Contracts as specified in Schedule B, except that, in the case of Contracts with the LINCOLN SMARTSECURITY(R) Advantage-1 Year Automatic Reset, Single and Joint Life, with Lifetime Withdrawals rider, the quota share shall equal 50% of those GB risks effective as of July 1, 2007 and thereafter.

2.   COVERAGE

     This Agreement covers the Ceding Company's liability for all GB liabilities issued by the Ceding Company, as contained in the Contracts enumerated in Schedule B. It does not include any liability arising under the Contracts other than those specifically attributable to GB claims.

3.   NEW ANNUITY CONTRACTS OR REVISIONS

     The Ceding Company may cede to the Reinsurer liability for GB claims with respect to a new annuity contract, or a revised version of an annuity contract where such revision affects the calculation of the GB risks, simply by providing the Reinsurer with written notice of such intention together with a copy of the proposed annuity contract, or revision. Unless the Reinsurer rejects the changes in writing within thirty (30) days after receipt of the additions


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     and revisions, such additions and revisions shall automatically be included in this Agreement. Schedules A and B shall be updated as necessary to reflect the addition of Contracts and revisions to Contracts covered under this Agreement. Notwithstanding the foregoing, the Reinsurer retains the right to terminate this Agreement as to new business according to the terms of Article XII, Section 2.

                                   ARTICLE III
                          PREMIUMS, PAYMENTS, EXPENSES
                                  AND REPORTING

1.   REINSURANCE PREMIUMS

     Both the Initial Reinsurance Premium and the Base Reinsurance Premium shall be determined in accordance with Schedule C. Reinsurance premiums shall be paid monthly in arrears.

2.   OFFSET

     Any debts or credits, regardless of how, when or where they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer shall be offset and only the balance allowed or paid. If either the Ceding Company or the Reinsurer is under formal delinquency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such delinquency proceedings. The application of this offset provision shall not be deemed to constitute diminution of liability in the event of insolvency of either party.

3.   REIMBURSEMENT OF LOSSES

     A. All reinsurance claims settlements are subject to the terms and conditions of the Individual Policy under which the Ceding Company is liable. The Reinsurer shall accept the Ceding Company's good faith settlement of all GB claims under the Contracts. When requested, the Ceding Company shall provide the Reinsurer with copies of any documentation within the Ceding Company's possession with respect to specific GB claims under the Contracts or with respect to items used to compute amounts contained in the accounting reports.

     B. The Reinsurer shall pay losses as of the end of the month immediately following the month when the losses are incurred.

4.   REPORTS

     Each party shall prepare periodic reports as described in Schedule D and submit these to the other party within thirty (30) days of the end of each month. Amounts due to or from the parties shall be netted and only net amounts paid. If an amount is due the Reinsurer, it shall be paid by the due date of the report. If an amount is due the Ceding Company, it shall be paid within thirty (30) days of receipt of the report. If, subsequent to the Effective Date, either party determines that it needs additional reports from the other party, it shall provide a


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     written request to the other party detailing its business needs for the additional report. If the other party does not object in writing within 30 days of receiving such a request, then Schedule D shall be updated to include such report in the list of those to be provided on a regular basis. The Ceding Company will provide the Reinsurer with information necessary to properly account for the business reinsured, as specified in this Agreement.

5.   EXPENSE, PROFIT AND RISK CHARGE

     The Reinsurer will be entitled to a payment for EPRC as calculated pursuant to the terms of Schedule C, payable monthly in arrears.

6.   TERMINAL SETTLEMENTS

     In the event this Agreement is terminated or part or all of the business reinsured under this Agreement is recaptured pursuant to Article VII, an accounting and settlement as to any balance due under this Agreement shall be undertaken by the parties. The net payment to the Ceding Company shall be an amount of cash equal to the Treaty Reserves related to the portion of the business being reclaimed by the Ceding Company less any applicable reinsurance premiums and EPRC due and not paid on the portion of the business being reclaimed plus any losses due and not paid on the portion of the business being reclaimed.

7.   CLAIMS, EXPENSES AND EXTRA-CONTRACTUAL DAMAGES

     Expenses incurred by the Ceding Company in settling, defending or investigating a claim for Individual Policy liability or in taking up or rescinding an Individual Policy reinsured under this Agreement shall be covered under this Agreement, but in no event shall the following categories of expenses or liabilities be covered under this Agreement:

     A.   routine investigative or administrative expenses;

     B. expenses incurred in connection with a dispute or contest arising out of the conflicting claims of entitlement to Policy proceeds or benefits which the Ceding Company admits are payable;

     C. expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company for consequential, compensatory, punitive or exemplary damages; and

     D. expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company and based on alleged or actual bad faith, failure to exercise good faith, or tortious conduct.


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8.   ALL SETTLEMENTS IN CASH

     Notwithstanding any provision in this Agreement to the contrary, all settlements of account between the Ceding Company and the Reinsurer shall be made in cash or cash equivalents.

                                   ARTICLE IV
                                     ERRORS

This Agreement will not be abrogated by the failure of either the Ceding Company or the Reinsurer to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or the Reinsurer. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. No interest shall be paid on errors.

                                    ARTICLE V
                                      FORMS

Upon request, the Ceding Company will furnish the Reinsurer with any specimen copies of its applications, forms, and any tables of rates and values which may be required for the proper administration of the business reinsured under this Agreement, and will keep the Reinsurer informed with proper documentation as to any modifications or new forms which would be required for the proper administration of reinsurance under this Agreement.

                                   ARTICLE VI
                          REPRESENTATIONS, WARRANTIES
                                  AND COVENANTS

1.   CHANGES TO CEDING COMPANY PROCEDURES

     Except as set forth in Article VI, Section 2 below, during the term of this Agreement the Ceding Company shall not permit a Material Change to the Ceding Company's:

          A. normal underwriting practices and procedures when issuing Contracts with GB risks, particularly with regard to policy coverages and benefits, classes of persons insured and requirements for medical examinations and other underwriting information;

          B. normal practices and procedures of investigating and administering claims; and

          C. method of determining any value used to compute net retained claims.

2.   CONSENT TO CHANGES IN CEDING COMPANY PROCEDURES

     The Ceding Company shall promptly notify the Reinsurer in writing of its intent to take any action which, if performed, would breach one or more of the covenants contained in Article


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     VI, Section 1. If the Reinsurer determines that such action would not adversely affect its economic interests under this Agreement, it shall consent in writing to the action by the Ceding Company.

3.   HOLDING COMPANY ACT

     The Ceding Company represents that it has reviewed I.C. Section 27-1-23-4 and has determined that as of the Effective Date this Agreement will not constitute a material reinsurance agreement, for purposes of that statute.

                                   ARTICLE VII
                               RECAPTURE PRIVILEGE

1. If the Agreement has been terminated as to new business by either party pursuant to Article XII Section 2, then the Ceding Company may recapture the GB risks in full and terminate this Agreement on thirty (30) days written notice to the Reinsurer.

2. The Ceding Company retains the right to recapture portions of the reinsured business at any time when the Reinsurer's cumulative EPRC equal at least $250,000 upon thirty (30) days written notice to the Reinsurer. In order to exercise this right, the Ceding Company must recapture all of the specified risks within clearly defined ranges of any combination of the following categories: attained age, duration from issue, gender, type of benefit, and amount of MNAR or LNAR. If requested by the Ceding Company, the Reinsurer agrees to provide a new reinsurance quote reflecting the then current market conditions for automatic yearly renewable term reinsurance for the business reinsured. Such quote will be provided within thirty (30) days of the notice of recapture. The Ceding Company is under no obligation to accept such quote, and any reinsurance provided under such a quote shall be subject to the negotiation and execution by both parties of a reinsurance agreement acceptable to both parties.

3. In the event that more than 50% of the stock of the Reinsurer is ever held by an individual or entity who is not affiliated with the Ceding Company, then the Ceding Company may recapture the GB risks in full and terminate this Agreement on thirty (30) days written notice to the Reinsurer. The Reinsurer is obligated to provide the Ceding Company with written notice immediately upon the transfer of 50% or more of its stock to an individual or entity who is not affiliated with the Ceding Company.

                                  ARTICLE VIII
                              AUDIT AND INSPECTION

1. The Reinsurer may audit, at any reasonable time and at its own expense, all records and procedures relating to reinsurance under this Agreement. The Ceding Company shall cooperate in the audit, including providing at the office of the Reinsurer any information requested by the Reinsurer in advance of the audit.


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2.   Each party, or its duly authorized representative, shall have access at any reasonable time during regular business hours to the original and any non-identical copies of all electronic and hard copy papers, books, records and documents relating or referring to, connected with or affecting reinsurance under this Agreement that are within the possession or control of the other party.

                                   ARTICLE IX
                                 CONFIDENTIALITY

The Reinsurer and the Ceding Company may come into the possession or knowledge of Confidential Information of either party in fulfilling their obligations under this Agreement. The Reinsurer and the Ceding Company agree to hold such information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by its employees or third parties of any kind, except by advance written authorization by an officer of the Reinsurer or the Ceding Company; provided however, that the Reinsurer and the Ceding Company will be deemed to have satisfied their obligations as to the Confidential Information by protecting its confidentiality in the same manner that they would protect their own proprietary or confidential information of like kind which will be at least a reasonable manner or, if it is determined that such disclosure is necessary in order to avoid a violation or potential violation of legal obligations in accordance with the following:

If the Reinsurer or the Ceding Company, their employees, directors or advisers are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it will promptly notify the other party in writing. The party notified will promptly determine whether to contest such attempted discovery by legal means or to waive compliance by the notifying party with the terms of this Agreement. If, in the opinion of its counsel, the Reinsurer or the Ceding Company is subject to contempt, sanction or other penalty for failure to disclose the requested Confidential Information, it may, without violating the terms of this Agreement, disclose only that portion of the Confidential Information that counsel advises is legally required to be disclosed, provided that it exercises all reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with the Reinsurer or the Ceding Company in obtaining a protective order or other reliable assurance that the Confidential Information will be protected from redisclosure, provided, however, that all expenses of such efforts (other than allocated costs of home office employees at such location) shall be borne by the party whose confidential information is sought to be disclosed.

Notwithstanding anything in this Article IX to the contrary, both the Ceding Company and the Reinsurer (and each employee, representative, or other agent of either of them) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either the Ceding Company or the Reinsurer relating to such tax treatment and tax structure.


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                                    ARTICLE X
                                   INSOLVENCY

1. In the event of the insolvency of the Ceding Company, reinsurance shall be payable on the basis of reported claims allowed in liquidation proceedings against the Ceding Company, subject to the Reinsurer's right of offset provided in Article III, Section 2, and subject to court approval, without diminution because of the insolvency of the Ceding Company. Payments shall be made directly to the Ceding Company or its domiciliary liquidator, except as provided in I.C. 27-9-3-30.1.

2. In the event of the insolvency of the Ceding Company, the domiciliary liquidator, receiver or statutory successor of the Ceding Company shall give the Reinsurer written notice of the pendency of a claim on a Contract made against the Reinsurer within a reasonable time after such claim is filed in the liquidation proceeding. During the pendency of the claim, the Reinsurer may investigate the claim and interpose in the proceeding where such claim is to be adjudicated at its own expense, any defenses that the Reinsurer considers available to the Ceding Company or its liquidator, receiver or statutory successor. If two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose a defense to the claim, the claim shall be apportioned under the terms of the reinsurance agreement as though the expense had been incurred by the Ceding Company.

3. A proportionate share of the expense thus incurred by the Reinsurer shall be charged, subject to court approval, against the Ceding Company as part of the expense of liquidation, commensurate with the benefit which may accrue to the Ceding Company as a result of the defense undertaken by the Reinsurer.

4. The Reinsurer's liability will not increase as a result of the insolvency of the Ceding Company.

5. In the event of the insolvency of the Reinsurer, the liability of the Reinsurer shall not terminate but shall continue with respect to the reinsurance ceded to the Reinsurer by the Ceding Company prior to the date of such insolvency, and the Ceding Company shall continue to have a security interest in any and all sums held by or under deposit in the name of the Reinsurer.

                                   ARTICLE XI
                            PARTIES TO THE AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Ceding Company and the Reinsurer. The acceptance of reinsurance hereunder will not create any right or legal relation whatsoever between the Reinsurer and any annuitant, contract owner, or beneficiary under any contracts of the Ceding Company which may be reinsured hereunder. In no instance shall anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement.


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                                   ARTICLE XII
                           DURATION AND TERMINATION OF
                                    AGREEMENT

1.   Except as otherwise provided, this Agreement is unlimited in duration.

2. This Agreement can be terminated for new business by either the Ceding Company or the Reinsurer, subject to thirty (30) days advance written notice.

3. The Reinsurer may terminate this Agreement if the Ceding Company breaches a covenant contained in Article VI, Section 1, and the Reinsurer does not otherwise consent as provided for in Article VI, Section 2.

4. The Ceding Company may terminate this Agreement if the Ceding Company is unable to secure reserve credit as described in Article XIII, Section 1.

5.   This Agreement is automatically terminated when all GB risks terminate.

                                  ARTICLE XIII
                                 RESERVE CREDIT

1.   RESERVE CREDIT

     It is the intention of the Ceding Company and the Reinsurer that the Ceding Company receive full statutory accounting credit for reinsurance ceded to the Reinsurer pursuant to this Agreement in all jurisdictions in which the Ceding Company is authorized to do business or accredited as a reinsurer. In addition to the requirements of other provisions of this Agreement, the Reinsurer agrees to take any other steps necessary for the Ceding Company to receive such statutory accounting treatment. If, despite its best efforts, the Reinsurer is unable or fails to comply with the terms of this section, it shall immediately notify the Ceding Company, and the Ceding Company shall have the right to terminate this Agreement and recapture all reinsurance hereunder pursuant to Articles VII and XII.

2.   TRUST

     In order to meet its obligations in Article XIII, Section 1, the Reinsurer shall enter into a trust agreement with the Ceding Company, as beneficiary, and Bank of New York, as Trustee, pursuant to which the Reinsurer, as grantor, shall establish a Trust Account with the Trustee for the sole use, benefit and security of the Ceding Company for the payment of valid claims of the Ceding Company's United States policyholders and ceding insurers, their assigns, and successors in interest. The Reinsurer and the Trust Account shall comply with the applicable provisions of I.C. 27-6-10-14 as well as the relevant provisions of other states' laws, and the Trust Account shall be managed and maintained according to the following additional terms and conditions:


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     A.   Prior to depositing assets with the Trustee, the Reinsurer shall execute assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, and take any other steps required in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary, negotiate any such assets without consent or signature from the Reinsurer or any other person or entity.

     B. From time to time, but no less frequently than monthly, the Ceding Company shall deposit the Reinsurer's share of premium payments (net of commissions) received by it for insuring the GB risks attributable to the Contracts directly into the Trust Account. Deposit by the Ceding Company of premium payments directly into the Trust Account shall constitute payment by the Ceding Company of premiums to the Reinsurer pursuant to Article III, Section 1, and, subject to monthly reconciliations, shall satisfy the Ceding Company's obligation to pay such premiums to the Reinsurer.

     C. The assets in the Trust Account shall be invested and reinvested by the Reinsurer so as to satisfy its obligation to ensure that the Ceding Company receives full statutory accounting credit for reinsurance ceded to the Reinsurer in all jurisdictions in which the Ceding Company is authorized to do business or accredited as a reinsurer. All investments shall be limited to those permitted by Indiana law.

     D. If, at the end of any calendar quarter, the Statutory Reserve for the Reinsurer's share of the GB risks on the Contracts exceeds the fair market value of assets in the Trust Account, the Reinsurer shall deposit cash or securities eligible under the Reinsurer's Guidelines in an amount equal to the shortfall into the Trust Account, or furnish one or more letters of credit consistent with the terms of Article XIII, Section 3. However, if at the end of any calendar quarter the fair market value of assets in the Trust Account exceeds the Statutory Reserve required for the Reinsurer's share of the GB risks, the Reinsurer may request that the Ceding Company execute a "Withdrawal Notice" (as that term is defined in the Trust Agreement) providing for an amount not greater than such excess to be withdrawn from the Trust Account by the Ceding Company and delivered to the Reinsurer, consistent with applicable legal requirements. The Ceding Company shall execute the Withdrawal Notice and forward it promptly to the Trustee. In addition, the Reinsurer shall have the discretion to add additional amounts to the Trust Account or to refrain from withdrawing excess funds from the Trust Account. All withdrawals of assets from the Trust shall be made by the Ceding Company.

     E. The Reinsurer shall pay all trustee and custodial fees for the Trust Account. Assets in the Trust Account shall not be used to pay any such fees.

     F. The Ceding Company and the Reinsurer agree that the assets in the Trust Account may be withdrawn by the Ceding Company at any time, notwithstanding any provisions in this Agreement to the contrary. In order to withdraw funds the


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          Ceding Company shall execute a Withdrawal Notice and forward it to the
          Trustee. Any such withdrawals shall be applied only for the following purposes:

          (i) to reimburse the Ceding Company for the Reinsurer's share of premiums returned to the Policyholders on account of cancellations of such policies;

          (ii) to reimburse the Ceding Company for the Reinsurer's share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the policies reinsured under this Agreement;

          (iii) to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company's liabilities for policies ceded under this Agreement. Such account shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

          (iv) to pay any other amounts the Ceding Company claims are due under this Agreement.

          The foregoing limitation on the use of withdrawn funds shall apply to the Ceding Company or any successor, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, and shall apply without diminution because of insolvency on the part of the Ceding Company or the Reinsurer.

     G. In the event: (1) the Ceding Company terminates this Agreement and recaptures the GB risks pursuant to Article VII, Section 1 but the Reinsurer fails to pay the Ceding Company the recapture settlement amount due, if any, on the next business day following the end of the recapture notification period; (2) the Ceding Company terminates this Agreement or this Agreement terminates automatically pursuant to any of the provisions set forth in Article XII; or (3) the Reinsurer fails to pay any amount for a terminal accounting and settlement when such amount is due pursuant to Article III, Section 6, the Ceding Company may withdraw all or a portion of the assets from the Trust Account.

     H. Transfers to the Ceding Company by the Trustee of cash and equivalent assets withdrawn from the Trust Account pursuant to Subsection F above shall constitute payment by the Reinsurer pursuant to this Agreement and shall discharge the Reinsurer of the obligation which gave rise to the withdrawal.

     I. The Reinsurer shall not retrocede any portion of any GB risk covered by this Agreement in a manner: (1) which would require the transfer of assets from the Trust Account or of assets which would otherwise have been deposited into the Trust Account to the retrocessionaire; or (2) which would otherwise diminish the Ceding Company's claim to or interest in such assets.


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     J.   Assets deposited in the Trust Account shall be valued according to their current fair market value, and shall consist only of cash, certificates of deposit, and investments of the types permitted by the Indiana Insurance Code, or any combination thereof, and such investments shall under no circumstances include issues made by an entity that is a parent, subsidiary or affiliate of either the Ceding Company or the Reinsurer.

3.   LETTERS OF CREDIT

     A. If, for any reason, at the end of a calendar quarter the assets held in the Trust Account described in Article XIII, Section 2 are not adequate to satisfy the Reinsurer's obligation contained in Article XIII, Section 1, then the Reinsurer shall be the applicant for, and shall provide the Ceding Company with letters of credit made payable to the Ceding Company in an amount sufficient to meet such obligation, after taking into account the assets already contained in the Trust Account. The amount of such letters of credit shall be adjusted periodically so that the amount of such letters of credit is at least equal to the amount specified in this subsection as of the last day of each calendar quarter. Any letters of credit entered into pursuant to this subsection shall comply with all applicable laws, including but not limited to the insurance laws of the State of Indiana.

     B. The Reinsured and the Ceding Company agree that any letters of credit provided by the Reinsurer may be drawn upon by the Ceding Company at any time, notwithstanding any other provisions in this Agreement, and be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

          i. to reimburse the Ceding Company for the Reinsurer's share of premiums returned to owners of Contracts reinsured under this Agreement on account of cancellations of GB benefits;

          ii. to reimburse the Ceding Company for the Reinsurer's share of surrenders and benefits or losses paid by the Ceding Company under the terms and provisions of the Contracts reinsured under this Agreement;

          iii. to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company's liabilities for Contracts ceded under this Agreement; and

          iv. to pay any other amounts the Ceding Company claims are due under this Agreement.

     C. The Ceding Company agrees to return promptly to the Reinsurer any amounts drawn on such letters of credit in excess of the actual amounts required for

          Subparagraphs B(i), B(ii), and B(iii), above, or in the case of Subparagraph B(iv), above, any amounts that are subsequently determined to be in excess of the amounts due.

     D. Payment to the Ceding Company by the issuing banks of amounts drawn on the letters of credit pursuant to Subparagraphs B(i), B(ii) and B(iv), above, shall constitute payment by the Reinsurer pursuant to this Agreement and shall discharge the Reinsurer of the obligation which gave rise to the draw, provided however the Reinsurer may later contest whether it had failed to reimburse or pay the Ceding Company as required by this Agreement.

4.   JURISDICTION ISSUES

To the extent necessary to comply with Indiana Code section 27-6-10-12 or otherwise meet its obligations pursuant to Article XIII, Section 1, the Reinsurer hereby agrees to the following:

     A. In the event that the Reinsurer fails to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company shall:

     (i) submit to the jurisdiction of any court with jurisdiction in any state of the United States;

     (ii) comply with all requirements necessary to give the court described in clause (i) above jurisdiction;

     (iii) abide by the final decision of the court or of any appellate court in the event of an appeal; and

     (iv) designate the commissioner or an attorney licensed in, and having offices in, Indiana as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Ceding Company.

     B. This Article XIII, Section 4 is not intended to conflict with or override the obligation of the parties to arbitrate their disputes pursuant to Article XIV.

                                   ARTICLE XIV
                                   ARBITRATION

1.   ARBITRATION

     If the Ceding Company and the Reinsurer cannot mutually resolve a dispute regarding the interpretation or operation of this Agreement, the dispute shall be decided through arbitration as set forth in Schedule E. The arbitrators shall base their decision on the terms and conditions of this Agreement, plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrator's decision to judgment.

2.   FEDERAL ARBITRATION ACT

     The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by paragraph 1, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

                                   ARTICLE XV
                            DEFERRED ACQUISITION COST
                                  TAX ELECTION

1. The Reinsurer and the Ceding Company each acknowledge that it is subject to taxation under Subchapter "L" of the Internal Revenue Code of 1986 (the "Code").

2. With respect to this Agreement, the Reinsurer and the Ceding Company agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations, whereby:

     A. Each party shall attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the Regulation has been made;

     B. The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);

     C. Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and

     D. This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.

                                   ARTICLE XVI
                                ENTIRE AGREEMENT

1. This Agreement represents the entire agreement between the parties with respect to the business being reinsured hereunder and supercedes any prior oral or written agreement between the parties regarding its subject matter.

2. Any changes or modifications to the Agreement will be null and void unless made by amendment to the Agreement and signed by both parties.

3. A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

                                  ARTICLE XVII
                                  MISCELLANEOUS

1.   CURRENCY

     All currency will be payable in United States dollars.

2.   HEADINGS AND SCHEDULES

     Headings are not a part of this Agreement and shall not affect its terms. The attached Schedules are a part of this Agreement.

3.   NOTICES

     All notices and communications hereunder shall be in writing and, except in those instances when actual notice is required, shall be deemed given:
     (a)(i) when delivered personally, (ii) when made or given via facsimile transmission or electronic media, or (iii) when mailed by certified mail or registered mail (return receipt requested); and (b) when addressed as provided below.

     All notices or communications to the Reinsurer under this Agreement shall be addressed as follows:

          Mr. Keith J. Ryan
          Chief Financial Officer
          Lincoln National Reinsurance Company (Barbados) Limited
          1300 S. Clinton Street
          Fort Wayne, IN 46802-3518

     All notices and communications to the Ceding Company under this Agreement shall be directed to:

          Mr. David A. Bulin
          Second Vice President
          The Lincoln National Life Insurance Company
          2001 Market Street
          Philadelphia, PA 19103

4.   SEVERABILITY

     If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

5.   GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

6.   SUCCESSORS AND ASSIGNS

     This Agreement may not be assigned by either party without the prior written consent of the other. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

8.   AMENDMENT OR WAIVER

     No amendment or waiver of any provision of this Agreement shall be effective unless set forth in writing, signed by duly authorized officers of the parties. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

9.   INTERPRETATION

     For purposes of this Agreement, the words "hereof," "herein," "hereby," and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

10.  INVESTIGATIONS

     The Ceding Company will notify the Reinsurer immediately, in writing, of any and all investigations of the Ceding Company or its directors, principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency other than routine state or federal examinations. Likewise, the Reinsurer will notify the Ceding Company immediately, in writing, of any and all investigations of the Reinsurer or its directors, principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency other than routine state or federal examinations.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the dates shown below.


THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


By: /s/ Thomas L. Spurling              Date: July 2007
    ---------------------------------
    Thomas L. Spurling
    Assistant Vice President


LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED


By: /s/ Keith J. Ryan                   Date: July 2007
    ---------------------------------
    Keith J. Ryan
    Vice President


By: /s/ Steven P. Habegger              Date: July 2007
    ---------------------------------
    Steven P. Habegger
    Senior Vice President

                                    SCHEDULES

     SCHEDULE A   GB REINSURANCE BENEFITS

     SCHEDULE B   CONTRACTS WITH ACCEPTED COVERAGES

     SCHEDULE C   PREMIUM RATES

     SCHEDULE D   REPORTS

     SCHEDULE E   ARBITRATION

                                   SCHEDULE A

                             GB REINSURANCE BENEFITS

Each contract listed in Schedule B contains one or more GB. GBs which are covered by this Agreement include the following:

     GUARANTEE OF PRINCIPAL DEATH BENEFIT
     ENHANCED GUARANTEED MINIMUM DEATH BENEFIT
     5% STEP-UP DEATH BENEFIT
     ESTATE ENHANCEMENT BENEFIT
     LINCOLN SMARTSECURITY(R) ADVANTAGE (FORMERLY PRINCIPAL SECURITY BENEFIT) WITH FIVE YEAR OPTIONAL RESET
     GUARANTEED INCOME BENEFIT
     LINCOLN SMARTSECURITY(R) ADVANTAGE (FORMERLY PRINCIPAL SECURITY BENEFIT) WITH ONE YEAR AUTOMATIC RESET
     4LATER(SM) ADVANTAGE

                                   SCHEDULE B

                        CONTRACTS WITH ACCEPTED COVERAGES

Contracts covered by this Agreement include all Contracts issued by the Ceding Company from the following list.

ChoicePlus Variable Annuity
ChoicePlus Access Variable Annuity
ChoicePlus Bonus Variable Annuity
ChoicePlus II Variable Annuity
ChoicePlus II Access Variable Annuity
ChoicePlus II Bonus Variable Annuity
ChoicePlus II Advance Variable Annuity
ChoicePlus Assurance (A Share) (includes wrap fee version)
ChoicePlus Assurance (B Share)
ChoicePlus Assurance (C Share)
ChoicePlus Assurance (Bonus)
ChoicePlus Assurance (L Share)
ChoicePlus Momentum Income Option
ChoicePlus Design (includes all share classes)
American Legacy I
American Legacy II
American Legacy III
American Legacy III Plus
American Legacy III View
American Legacy III C-Share
Shareholders Advantage (includes wrap fee version)
American Legacy Design (includes all share classes)
Multi-Fund 1
Multi-Fund 2
Multi-Fund 3
Multi-Fund 4
Multi-Fund 5
Multi-Fund Select
Accru Variable Annuity
Accru ChoicePlus

                                   SCHEDULE C

                              PREMIUM RATE SCHEDULE

INITIAL REINSURANCE PREMIUM:

The Initial Reinsurance Premium shall equal the Treaty Reserve applicable to each Individual Policy on the date it is first covered by this Agreement. For all business issued by the Ceding Company after the Effective Date, the Initial Premium shall be zero.

BASE REINSURANCE PREMIUM RATES:

Effective from Treaty Effective Date and the corresponding effective date of any amendment, as appropriate:

                                 CONTRACTS ISSUED  CONTRACTS ISSUED  CONTRACTS ISSUED
       TYPE OF BENEFIT           PRIOR TO 7/01/03  PRIOR TO 7/01/03  AFTER 6/30/03     ALL CONTRACTS
-------------------------------  ----------------  ----------------  ----------------  ----------------
 EFFECTIVE DATE OF COVERAGE           7/01/03           7/26/04           7/01/03
-------------------------------  ----------------  ----------------  ----------------
                                       BASE              BASE              BASE
                                   REINSURANCE       REINSURANCE        REINSURANCE    EXPENSE, PROFIT,
                                     PREMIUM           PREMIUM            PREMIUM       AND RISK CHARGE
          GMDB TYPE                ANNUAL RATE       ANNUAL RATE        ANNUAL RATE       ANNUAL RATE      APPLIED TO
-------------------------------    -----------      ------------        -----------    ----------------  -------------
Guarantee of Principal Death
   Benefit - Employer VA              0.015%           0.015%              0.020%            0.050%      Account Value
Guarantee of Principal Death
   Benefit - Individual VA            0.050%           0.110%              0.100%            0.050%      Account Value
Enhanced Guaranteed
   Minimum Death Benefit              0.320%           0.280%              0.200%            0.050%      Account Value
Enhanced Guaranteed Minimum
   Death Benefit with 5% Rollup       0.590%           0.210%              0.260%            0.050%      Account Value
5% Step-Up Death Benefit              0.620%           0.290%              0.460%            0.050%      Account Value
Legacy I and II with  7 Yr
  Ratchet Benefit                     0.110%           0.070%              0.100%            0.050%      Account Value
Estate Enhancement Benefit            0.500%           0.380%              0.500%            0.050%      Account Value
Estate Enhancement Benefit
   with 5% Rollup                     0.620%           0.620%              0.620%            0.050%      Account Value

                 TYPE OF BENEFIT                     ALL RIDERS       ALL CONTRACTS
------------------------------------------------  ----------------  ----------------
                                                  BASE REINSURANCE
                                                   PREMIUM ANNUAL   EXPENSE, PROFIT,
                    GLB TYPE                            RATE         AND RISK CHARGE     APPLIED TO
------------------------------------------------  ----------------  ----------------  --------------
Lincoln SmartSecuity Advantage - 5 Yr Optional
   Reset                                               0.400%*            0.050%      Guar. Ben. (#)
Lincoln SmartSecurity Advantage - 1 Yr Automatic
   Reset                                               0.550%             0.050%      Guar. Ben. (#)
Lincoln SmartSecurity Advantage - 1 Yr Automatic
   Reset - Single Life Option                          0.550%             0.050%      Guar. Ben. (#)
Lincoln SmartSecurity Advantage - 1 Yr Automatic
   Reset - Joint Life Option                           0.550%             0.050%      Guar. Ben. (#)
Lincoln SmartSecurity Advantage - 1 Yr Automatic
   Reset - Single Life Option with
   Lifetime Withdrawals                                0.550%             0.050%      Guar. Ben. (#)
Lincoln SmartSecurity Advantage - 1 Yr Automatic
   Reset - Joint Life Option with                                         0.050%      Guar. Ben. (#)
   Lifetime Withdrawals                                0.700%

4LATER Advantage                                       0.450%             0.050%       Account Value
Guaranteed Income Benefit  on I4Life                   0.400%             0.050%       Account Value
Increasing Guaranteed Income Benefit                   0.400%             0.050%       Account Value

* For Riders effective prior to 5/15/07, the Base Reinsurance Premium Annual Rate shall be 0.350%.

REINSURER'S EXPENSE, PROFIT, AND RISK CHARGE (EPRC):

EPRC shall equal the annual rates shown above, payable monthly in arrears computed in the manner as more fully described below.

MONTHLY PAYMENT OF REINSURANCE PREMIUM:

Both the Base Reinsurance Premium and the EPRC are payable in arrears after the end of each calendar month. The monthly payment for each benefit type shall be computed by adding the appropriate Base Reinsurance Premium annual rate to the EPRC annual rate, then dividing the total by twelve and multiplying the result times the average monthly account value [(#) times average monthly LNAR instead of account value for GMWB] corresponding to the reinsured MNAR or LNAR.

                                   SCHEDULE D

                                     REPORTS

Within 30 days after the end of each calendar month, the Ceding Company will furnish the Reinsurer with a summary report that includes claims, statutory reserves, tax reserves, Treaty Reserves and calculated reinsurance premium for the business covered by this Agreement.

                                   SCHEDULE E

                                   ARBITRATION

To initiate arbitration, either the Ceding Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) days of its receipt.

The arbitration hearing shall be before a single arbitrator. In order to be eligible to serve as an arbitrator, an individual must not be a present or former officer, attorney or consultant of the Ceding Company or the Reinsurer or of either of their affiliates. The arbitrator must be neutral, impartial, and disinterested.

The Ceding Company and the Reinsurer shall each name three candidates to serve as an arbitrator. The Ceding Company and the Reinsurer shall take turns striking the name of one of the remaining candidates from the initial six candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the arbitrator, the candidate whose name was stricken last shall be nominated as the arbitrator. This process shall continue until a candidate has been chosen and has accepted. The first turn at striking the name of a candidate shall belong to the party that is responding to the other party's initiation of the arbitration. Once chosen, the arbitrator is empowered to decide all substantive and procedural issues.

It is agreed that the arbitrator shall be neutral, impartial, and disinterested regarding the dispute on the basis described in the "Arbitration" article of the Agreement. Therefore, at no time will either the Ceding Company or the Reinsurer contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the Ceding Company and the Reinsurer to inform the individual actually chosen as arbitrator of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrator concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party. Further, at no time shall any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

The arbitration hearing shall be held on the date fixed by the arbitrator. In no event shall this date be later than six months after the appointment of the arbitrator. The arbitration hearing shall be held in Fort Wayne, Indiana. As soon as possible, the arbitrator shall establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party shall provide the other party and the arbitrator with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrator may consider any relevant evidence; he or she shall give the evidence such weight as he or she deems it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrator shall issue a written decision that sets forth his or her findings and any award to be paid as a result of the arbitration, except that the arbitrator may not award punitive or exemplary damages. In his or her decision, the arbitrator shall also apportion the costs of arbitration, which shall include, but not be limited to, his or her own fees and expenses.